UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

FRESH BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Date:	February 15, 2006

To:	Participants of Fresh Brands Retirement Savings Plan

From:	Fresh Brands Benefits Committee

Re:	Fresh Brands Company Stock Fund

The following memorandum is addressed specifically to those of you who have some or all of your account balance under the Company Retirement Savings Plan invested in Fresh Brands stock.

As indicated in the Proxy Statement, you should have received the notice of Special Meeting of Shareholders planned for February 27, 2006. At that meeting, the results of the Shareholder’s vote on the merger proposal will be announced.

The Benefits Committee would like to make you aware of several items affecting your holdings in the Company Stock Fund under the Plan if the merger transaction is approved.

•	If the merger is approved February 27, all shares within the Fresh Brands Company Stock Fund will be purchased for a price of $7.05 per share. Your balance in the Company Stock Fund will be transferred into the MFS Fixed Money Market Fund. The amount of the transfer will be based on the number of shares you had in the Common Stock Fund at the close of business on February 24. The funding transaction is anticipated to occur approximately one week after the merger is approved.

•	Once all funds are transferred into the MFS Fixed Money Market Fund, it will be your responsibility to redirect the proceeds into any one of the other Fund choices, should you choose to do so. In addition, if your current investment election provides that future contributions would have been allocated to the Company Stock Fund, those future contributions will be invested in the MFS Fixed Money Market Fund until you make a new investment election.

•	Please be aware that you still will have the continuing option to redirect your current balance in the Fresh Brands Company Stock Fund to an alternate fund choice at any time up to the merger transaction date. To the extent you transfer out of the Company Stock Fund before February 27, you will not be entitled to any of the merger proceeds with respect to the transferred amounts if the merger is approved.

•	Given the wide range of funds currently available to the participants; we do not intend to replace the Company Stock Fund at this time. The Company Stock Fund will cease entirely on February 27.

•	In the event the merger transaction is not approved by the Shareholders, the Company Stock Fund will continue as before.

Please feel free to direct any questions you may have to John Dahly, Mike Isken or Nadine Becker.